Exhibit 99.1

Camden National Corporation Announces a 17.7% Increase in First Half 2008 Earnings Per Share Results

CAMDEN, Maine--(BUSINESS WIRE)--Robert W. Daigle, president and chief executive officer of Camden National Corporation (NASDAQ: CAC; the "Company"), today announced 2008 year-to-date earnings per diluted share of $1.73, a $0.26, or 17.7%, increase over the first six months of 2007, which includes the impact of the Company’s acquisition of Union Bankshares Company (“Union”). The second quarter 2008 earnings per diluted share were $0.92, which was $0.17, or 22.7%, over the $0.75 per diluted share for the second quarter of 2007.

Net income for the first six months of 2008 increased 36.8% to $13.3 million, compared to the $9.7 million reported for the six months ended June 30, 2007, and net income for the recently completed second quarter was $7.1 million, an increase of 43.8% over the $4.9 million earned in the same three-month period in 2007. Increases in both periods primarily reflect the impact of the January 3, 2008 addition of Union’s $547.4 million asset base.

For the six months ended June 30, 2008, the returns on average equity and average assets were 15.77% and 1.17%, compared to 17.97% and 1.12%, respectively, for the six months ended June 30, 2007. The decline in return on average equity is primarily the result of $38.4 million of goodwill created from the Union acquisition. During the first half of 2008, return on average tangible equity (which excludes goodwill and other intangibles) was 22.21% compared to 18.75% for the same period in 2007.

Daigle commented, “We believe that a successful strategic acquisition and a steady, conservative and disciplined approach in carrying on normal day-to-day activities have produced solid operating results.”

Net interest income for the second quarter of 2008 increased 45.1% to $17.9 million, compared to $12.3 million for same period of 2007. This increase in net interest income was primarily attributable to a $463.2 million, or 27.8%, increase in average earning assets resulting from the Union acquisition. In addition, the net interest margin increased 31 basis points to 3.37% for the first half of 2008, compared to the same period in 2007, as a result of the recent rate moves by the Federal Reserve and a positively sloped yield curve.

During the second quarter of 2008, the Company provided $450,000 to the allowance for loan and lease losses (“ALLL”) compared to no provision to the ALLL for the same quarter of 2007. The increase in the provision to the ALLL resulted from an increase in non-performing loans as a percentage of total loans to 0.90% at June 30, 2008, compared to 0.56% at June 30, 2007. Additionally, net charge-offs to average loans increased to 0.11% for the six months ended June 30, 2008, compared to 0.09% for the six months ended June 30, 2007. The ALLL was 1.13% of total loans outstanding at June 30, 2008, compared to 1.17% of loans outstanding on the same date in 2007. The ALLL was 125.6% of total non-performing loans at June 30, 2008, compared to 207.2% at June 30, 2007.

With respect to credit quality, Daigle commented, “Despite being proactive in re-tooling our loan origination practices and increasing our vigilance on all matters relating to risk management, we have not been immune from the adverse effects of a weakening economy. These indicators are not where we are accustomed to seeing them, however, I have the utmost confidence in the people and processes we have in place to guide us through these difficult times.”

Non-interest income of $4.7 million for the quarter ended June 30, 2008 was up 45.0% from the same quarter a year ago. Resulting primarily from the customer relationships gained in the acquisition of Union, the Company recorded increases in service charges on deposit accounts, income from fiduciary services at Acadia Trust, N.A., and brokerage commission income at Acadia Financial Consultants (“AFC”).

Non-interest expense for the second quarter of 2008 was $11.9 million, an increase of $3.4 million, or 40.2%, over the same quarter in the prior year primarily due to the Union acquisition. The Company’s efficiency ratio for the six-month period ended June 30, 2008 was 54.80%, compared to 55.00% for the six months ended June 30, 2007.

In comparing the second and first quarters of 2008, which represent the first two quarters following the Union acquisition, the Company highlighted the following results:

  Earnings per diluted share of $0.92 were $0.12, or 15.0%, higher than the $0.80 reported in the first quarter.
  Net income of $7.1 million was $913,000, or 14.8%, greater than the $6.2 million reported in the first quarter.
  Net interest income for the second quarter increased $736,000, or 4.3%, over the first quarter primarily due to a reduction in the cost of funds.
  Non-interest income for the second quarter increased $249,000, or 5.7%, over the first quarter due to increased service charges on deposit accounts and brokerage commission income at AFC.
  Non-interest expenses decreased $348,000 reflecting non-recurring integration-related costs recorded in the first quarter, and the run-off of core deposit intangible amortization related to the 1998 branch acquisition.
  The efficiency ratio improved to 52.83% for the second quarter compared to 56.85% for the first quarter.
  Total assets increased $15.1 million from March 31 to June 30, which included an $8.8 million increase in the loan portfolio and a $2.7 million increase in the investment portfolio.
  Total deposits increased $18.2 million during the second quarter to end at $1.4 billion.
  Asset quality data improved quarter-on-quarter, as measured by a decrease in non-performing assets of $2.1 million, or 12.8%, a decrease in quarterly net charge-offs which were $1.5 million in the first quarter compared to $163,000 in the second quarter, and a decrease in non-performing loans to total loans which improved to 0.90% from 1.02%. The Company reduced the provision to $450,000 for the second quarter compared to $500,000 in the first quarter.

The Company reported earlier that the Board of Directors approved a dividend of $0.25 per share, payable on July 31, 2008 for shareholders of record on July 15, 2008, which is a 4.2% increase over the dividend declared in the same period last year. In addition, the Board of Directors approved the extension of the Company’s Common Stock Repurchase Program for an additional one-year term.

At June 30, 2008, the Company’s total risk-based capital ratio of 11.95% and Tier 1 capital ratio of 10.77% compared favorably to the minimum ratios of 10.0% and 6.0%, respectively, required by the Federal Reserve for a bank holding company to be considered “well capitalized.” In addition, the capital ratios at June 30th compared favorably to the capital ratios at March 31, 2008, which were 11.69% and 10.53%, respectively.

“We are committed to preserving capital to withstand the adverse effects of an economic down cycle, while at the same time ensuring for well-supported dividend distributions, share repurchases when the market is not properly valuing our stock, and opportunistic acquisitions aimed at strengthening the future of our existing franchise,” Daigle noted in concluding his remarks.

Camden National Corporation, ranked in the top 20 in US Banker's 2008 list of top-performing mid-tier banks, headquartered in Camden, Maine, and listed on the NASDAQ® Global Select Market (“NASDAQ”) under the symbol CAC, is the holding company employing 440 Maine residents for two financial services companies, including Camden National Bank (CNB), a full-service community bank with a network of 37 banking offices serving coastal, western, central, and eastern Maine, and Acadia Trust, N.A., offering investment management and fiduciary services with offices in Portland, Bangor, and Ellsworth. Acadia Financial Consultants is a division of CNB, offering full-service brokerage services.

This press release and the documents incorporated by reference herein contain certain statements that may be considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume," "will," "should," and other expressions which predict or indicate future events or trends and which do not relate to historical matters. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance or achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.

Some of the factors that might cause these differences include the following: changes in general, national or regional economic conditions; changes in loan default and charge-off rates; reductions in deposit levels necessitating increased borrowing to fund loans and investments; changes in interest rates; changes in laws and regulations; changes in the size and nature of the Company's competition; and changes in the assumptions used in making such forward-looking statements. Other factors could also cause these differences. For more information about these factors please see our Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Income Statement Data (unaudited)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
(In thousands, except number of shares & per share data)	2008	2007	2008	2007
Interest income
Interest and fees on loans	$49,724	$43,057	$24,410	$21,558
Interest on securities and other investments	15,316	11,113	7,721	5,623
Total interest income	65,040	54,170	32,131	27,181
Interest expense
Interest on deposits	16,501	18,652	7,559	9,182
Interest on borrowings	13,478	10,744	6,674	5,667
Total interest expense	29,979	29,396	14,233	14,849
Net interest income	35,061	24,774	17,898	12,332
Provision for loan and lease losses	950	100	450	-
Net interest income after provision	34,111	24,674	17,448	12,332
Non-interest income
Service charges on deposit accounts	2,692	1,744	1,465	899
Other service charges and fees	1,335	878	696	451
Income from fiduciary services	3,378	2,428	1,701	1,229
Other income	1,650	1,201	789	628
Total non-interest income	9,055	6,251	4,651	3,207
Non-interest expenses
Salaries and employee benefits	13,051	9,285	6,399	4,639
Premises and fixed assets	3,915	2,495	1,974	1,263
Other expenses	7,208	5,284	3,540	2,597
Total non-interest expenses	24,174	17,064	11,913	8,499
Income before income taxes	18,992	13,861	10,186	7,040
Income taxes	5,691	4,136	3,080	2,097
Net income	$13,301	$9,725	$7,106	$4,943

Efficiency Ratio (1)	54.80%	55.00%	52.83%	54.69%

Per Share Data
Basic earnings per share	$1.73	$1.47	$0.92	$0.75
Diluted earnings per share	1.73	1.47	0.92	0.75
Cash dividends per share	$0.49	$0.48	$0.25	$0.24
Weighted average number of shares outstanding	7,694,326	6,601,741	7,695,798	6,582,291
Tangible book value per share (2)	$16.16	$15.78

(1) Computed by dividing non-interest expense by the sum of net interest income and non-interest income.
(2) Computed by dividing total shareholders’ equity less goodwill and other intangible assets by the number of common shares outstanding.

Statement of Condition Data (unaudited)

	June 30,	June 30,	December 31,
(In thousands, except number of shares)	2008	2007	2007
Assets
Cash and due from banks	$36,373	$31,629	$28,790
Federal funds sold	-	300
Securities available for sale, at market value	554,516	424,858	423,108
Securities held to maturity	42,132	33,723	40,726
Loans, less allowance for loan losses of $17,266, $13,927 and $13,653 at June 30, 2008 and 2007 and December 31, 2007, respectively	1,509,692	1,176,175	1,131,986
Premises and equipment, net	27,068	19,774	19,650
Other real estate owned	296	-	400
Goodwill	42,383	3,991	3,991
Other assets	101,135	70,653	68,137
Total assets	$2,313,595	$1,761,103	$1,716,788

Liabilities
Deposits:
Demand	$184,409	$150,485	$141,858
NOW	198,191	130,695	132,331
Money market	289,875	278,098	298,677
Savings	131,328	87,573	85,931
Certificates of deposit	605,427	486,127	459,254
Total deposits	1,409,230	1,132,978	1,118,051
Borrowings from Federal Home Loan Bank	453,716	376,687	271,558
Other borrowed funds	206,261	92,534	142,492
Junior subordinated debentures	43,342	36,083	36,083
Note payable	202	-	10,000
Due to broker	5,000	-	-
Accrued interest and other liabilities	23,699	15,312	18,401
Total liabilities	2,141,450	1,653,594	1,596,585

Shareholders' Equity
Common stock, no par value; authorized 20,000,000 shares, issued and outstanding 7,686,441, 6,512,980 and 6,513,573 shares on June 30, 2008 and 2007 and December 31, 2007, respectively	2,814	2,530	2,522
Surplus	46,051	2,481	2,629
Retained earnings	123,831	108,430	114,289
Accumulated other comprehensive (loss) income
Net unrealized (losses) gains on securities available for sale, net of tax	(197)	(4,936)	1,516
Net unrealized losses on derivative instruments, marked to market, net of tax	-	(218)	-
Net unrealized losses on post-retirement plans, net of tax	(354)	(778)	(753)
Total accumulated other comprehensive (loss) income	(551)	(5,932)	763
Total shareholders' equity	172,145	107,509	120,203
Total liabilities and shareholders' equity	$2,313,595	$1,761,103	$1,716,788

Average Balance Sheet Data (unaudited)

	June 30,	June 30,	December 31,
(In thousands)	2008	2007	2007

Assets
Investments	$616,894	$461,011	$472,345
Loans	1,517,522	1,203,897	1,187,627
Cash and due from banks	36,079	28,814	29,357
Other assets	139,643	72,651	73,000
Allowance for loan losses	(17,450)	(14,842)	(14,393)
Total Assets	$2,292,688	$1,751,531	$1,747,936

Liabilities and Shareholders Equity
Demand deposits	$176,916	$141,785	$148,751
NOW accounts	185,235	103,035	106,920
Savings accounts	132,862	90,299	89,705
Money market accounts	346,954	307,174	311,171
Certificates of deposit	500,163	392,184	389,565
Brokered certificates of deposit	67,142	135,671	121,221
Junior subordinated debentures	43,331	36,083	36,083
Borrowings	644,728	421,652	418,894
Other liabilities	25,699	14,495	15,032
Shareholders equity	169,658	109,153	110,594
Total Liabilities and Shareholders Equity	$2,292,688	$1,751,531	$1,747,936

Interest-earning Assets and Interest-bearing Liabilities Yields Data (unaudited)

	For the Six Months Ended		For the Year Ended
	June 30,		December 31,
	2008	2007	2007

Interest-earning Assets
Investments	5.20%	5.03%	5.08%
Loans	6.61%	7.26%	7.17%
Total Interest-earning Assets	6.20%	6.63%	6.57%

Interest-bearing Liabilities
NOW accounts	0.94%	0.36%	0.40%
Savings accounts	0.64%	0.34%	0.37%
Money market accounts	2.48%	4.57%	4.32%
Certificates of deposit	3.81%	4.45%	4.39%
Brokered certificates of deposit	4.51%	4.11%	4.22%
Junior subordinated debentures	6.70%	6.60%	6.60%
Borrowings	3.75%	4.57%	4.54%
Total Interest-bearing Liabilities	2.88%	3.65%	3.93%

Net Interest Rate Spread (fully-taxable equivalent)	3.32%	2.98%	2.64%

Net Interest Margin (fully-taxable equivalent)	3.37%	3.06%	3.09%

Asset Quality Data (unaudited)

	June 30,	June 30,	December 31,
(In thousands)	2008	2007	2007

Loans 90 days past due and still accruing	158	40	6
Non-accrual loans	13,586	6,682	10,625
Other real estate owned	296	-	400
Net charge-offs	1,706	1,106	1,380
Allowance for loan and lease losses	17,266	13,927	13,653

Allowance for loan and lease losses to total loans	1.13%	1.17%	1.19%
Non-performing loans to total loans	0.90%	0.56%	0.93%
Non-performing assets to total assets	0.61%	0.38%	0.64%
Allowance for loan and lease losses to non-performing loans	125.62%	207.18%	128.43%

Other Data (unaudited)

	For the Six Months Ended		For the Year Ended
	June 30,		December 31,
	2008	2007	2007

Tier 1 Leverage Capital Ratio	6.89%	7.83%	8.20%
Tier 1 Risk-based Capital Ratio	10.77%	11.80%	12.82%
Total Risk-based Capital Ratio	11.95%	13.00%	14.04%
Tangible equity to total assets	5.37%	5.84%	6.75%
Return on average equity	15.77%	17.97%	18.34%
Return on average tangible equity	22.21%	18.75%	19.14%
Return on average assets	1.17%	1.12%	1.16%

CONTACT:
Camden National Corporation
Suzanne Brightbill, 207-230-2120
Public Relations Officer
sbrightbill@camdennational.com